EXHIBIT 11

The following table sets forth the computation of basic and diluted earnings per share:

	Three months ended September 30,		Nine months ended September 30,
	2001	2000	2001	2000

Numerator:
Net (loss) From Continuing Operations	(1,172,768)	(1,261,033)	(4,093,032)	(4,219,122)
Dividends on Series A preferred stock	(780)	(2,618)	(2,315)	(14,024)
Dividends on Series B preferred stock	(52,175)	(52,787)	(155,564)	(157,213)

Numerator for basic and diluted earnings (loss) per share-income (loss) available to common shareholders	(1,225,723)	(1,316,438)	(4,250,911)	(4,390,359)

Denominator:
Denominator for basic earnings (loss) per share- weighted average shares outstanding	9,326,558	7,760,508	9,172,060	7,331,423
Effect of dilutive securities
Warrants	—	—	—	—

Dilutive potential common shares denominator for diluted earnings (loss) per share adjusted weighted-average shares and assumed conversion	9,326,558	7,760,508	9,172,060	7,331,423

Basic earnings (loss) per share	(0.13)	(0.17)	(0.46)	(0.60)

Diluted earnings (loss) per share	(0.13)	(0.17)	(0.46)	(0.60)